Exhibit 99.3

Deerfield Healthcare Technology Acquisitions Corp.

Announcement of Proposed Business Combination with CareMax

December 18, 2020 12:00 PM ET

Presenters

Chris Wolfe, Chief Financial Officer

Richard Barasch, Executive Chairman

Carlos de Solo, Chief Executive Officer

Operator

Greetings and welcome to the Deerfield Healthcare Technology Acquisitions Corp Announces Proposed Business Combination with CareMax. At this time, all participants are on a listen-only mode. If anyone is connected via the phone and require operator assistance during the conference, please press star zero on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Chris Wolfe, CFO of DFHT. Thank you, sir, you may begin.

Chris Wolfe

Thank you, and good afternoon, everyone. Thank you for your patience, and we apologize for the scheduling difficulties. Thank you for joining the Transaction Announcement Conference Call set up by Deerfield Healthcare Technology Acquisitions Corp. I am Chris Wolfe, the CFO of Deerfield Technology Acquisitions Corp. Now, before we begin, please note that on Form 8-K of Deerfield's Healthcare Technology Acquisitions Corp will be filed with the SEC, containing a copy of our press release and investor presentation, and it can be found at the website of the SEC at www.sec.gov.

I'd like to remind you that our remarks contain forward-looking statements, and we refer you to slide two of the presentation and to our press release for a detailed discussion of these forward-looking statements and associated risks. In addition, the presentation contains detailed reconciliations of non-GAAP financial information discussed on this call. DFHT and the target companies will not be fielding questions at this time. With that, I'd like to introduce today's speaker, Richard Barasch, Executive Chairman of DFHT and Carlos de Solo who will become CEO of the company that will be combined with DFHT.  Kicking off the call will be Richard Barasch. Mr. Barasch, I now pass it to you.

Richard Barasch

Alright, great. Thanks, Chris, and let me--excuse me, also apologize for the time delay. Good afternoon. This is Richard Barasch, Executive Chairman of DFHT. We appreciate everyone patiently dialing into this call to learn more about this upcoming opportunity. Early today, we issued a press release announcing that we have signed a definitive agreement to combine DFHT with CareMax Medical Centers: IMC Health and CareOptimize, two proprietary technology platforms developed within CareMax. As of the closing, the company will be renamed CareMax Inc., and will remain listed on NASDAQ.

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Since our IPO this past summer, we've been actively looking to combine with a company that fits within the key investment theses we have identified. I'm very happy to report that we have succeeded. CareMax represents an ideal opportunity to invest in a tech-enabled, senior-focused platform with a focus on primary care. As many of you know, Universal American, which I led for more than 20 years, was a pioneer in partnering with primary care physicians to improve both quality and cost in Medicare Advantage. We see a tremendous opportunity to work with payers to expand this model, and I'm delighted to be back in this field of endeavor.

The company will be led, it's CEO, by Carlos de Solo, the founder and CEO of both CareMax Medical Centers and CareOptimize. Bill Lamoro, the current IMC Health CEO will serve as Executive Vice President. Carlos has successfully built CareMax from scratch, and Bill has done a superb job managing IMC. They're supported by many talented folks who will be crucial to the growth of the business. I will take on the role as Executive Chairman to help the company execute on its strategic vision, and to guide the transition from private to public. Personally, I'm very excited to work with Carlos, Bill, and the rest of the team.

I urge you to review the deck that will be posted, but in summary, the transaction will be funded by cash from the DFHT trust account, currently approximately 144 million, and approximately 405 million from committed pipe investors, including Deerfield and several other blue chip healthcare investors. In addition, we plan to bring on approximately 125 million of committed debt. After closing, we will have an initial enterprise value of approximately 692 million, and market cap of approximately 800 million.

We expect to have approximately 233 million of cash on the balance sheet to support our growth. We were very gratified by the response of our pipe investors to our business plan and prospects, and we appreciate their support. I'm very pleased to note that we are bringing a fully-financed transaction to the market. Now I'd like to turn it over to Carlos de Solo to give you greater insights into the CareMax platform and our strategy for growth. Carlos?

Carlos de Solo

Great. Thanks, Richard. So, we're excited to work with Richard and the DFHT team, and believe that this transaction will give us breadth and financial strength to expand our reach and profitability. I think it goes without saying that Medicare Advantage is growing rapidly, and that the payers are looking to partner with providers like CareMax to help them achieve better health outcomes, better quality, and lower cost for their members. We believe that our platform, powered by our proprietary technology, will make us the partner of choice for payers.

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At the outset, the combined company will own and operate 26 multi-specialty medical centers in south and central Florida, with approximately 16,000 Medicare Advantage members in value-based contracts. Additionally, at CareOptimize, we support over 2.4 million patients and over 20,000 providers across 33 different states. CareOptimize is integrated with all of our 26 centers, and this will support the seamless integration of IMC Health. At CareMax, we build our centers with the vertically-integrated, one-stop-shop solution that focuses on whole-person health including primary care, specialty care, dental, optometry, and transportation.

In addition, all of our locations have wellness centers which include educational classes, fitness programs, and social services. We are particularly proud of the work that we do in communities where we can have the greatest impact on the health outcomes. Approximately 64% of our members and Medicare patients are dual eligible and have low-income subsidies.

CareOptimize is our proprietary end-to-end technology platform that aggregates data and analyzes that data using artificial intelligence and machine learning, and then it applies it at the point of care to assist our providers in making more informed care delivery decisions. This is designed to drive better outcomes and lower costs.

The result of our high-touch model powered by sophisticated technology has enabled us to significantly outperform fee-per-service benchmarks in metrics like hospital admission, ER visits, and readmission rates. We see our future growth coming primarily from organic growth in our existing centers where we have capacity. Next, we will actively pursue accretive acquisitions, as we have done successfully in the past. We have built a large pipeline through different sourcing initiatives which range from small tuck-ins to larger enterprises.

And finally, and perhaps the most exciting, we are pursuing a strategic partnership with payers to open de novo clinics throughout the country. To that end, we are pleased to report that CareMax and Anthem plan to expand their relationship and open new senior care centers in the eastern region of the United States. More details will be announced at a later date as these plans are formalized. We are thrilled to be partnering with DSHT and Richard as we begin our next chapter and look forward to our continued growth and profitability as a publicly-traded company. And now, I'll hand it back to Richard to provide an overview of the financial aspects of the deal.

Richard Barasch

Thanks, Carlos. I'd like to make some brief comments on the financial aspects of the transaction. First, CareMax and IMC are currently profitable with attractive percent or economics. Along with growth of membership, we believe that one of the near-term opportunities for increased profitability will be to improve the margins of IMC Health closer to those of CareMax. We are projecting 2021 pro forma adjusted EBITDA of 52.2 million, before factoring in the full-year effective acquisitions that we believe we can close in 2021.

From here, we project organic revenue growth of approximately 15% from pro forma calendar year 2020 through 2023, with the ability to add to that growth rate if we execute on our acquisition and payer-sponsored de novo strategy. We plan to close the balance sheet that has sufficient cash and borrowing capacity to allow us to execute on our robust acquisition pipeline, and to invest in opening centers with our payer partners.

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Finally, we believe that our beginning financial metrics are quite compelling for investors. We think the transaction--our transaction provides an attractive entry price at roughly 13.2x 2021 pro forma EBITDA from current operations, and 10.4x if we had the full-year effect of acquisitions that we will look to do. This equates to a pro forma revenue multiple of 1.3x 2021.

Both of the companies have completed PCAOB audits, so we intend to file our proxy quickly, with a view toward closing the transaction in the first quarter. Thanks very much for your time this morning. Carlos and I look forward to briefing you as the story develops. Thanks very much, everyone. Thanks again for your patience, and have a nice day.

Operator

Ladies and gentlemen, thank you for your participation. You may disconnect your phone line or log off the webcast at this time, and have a wonderful day.

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